K-TRONIKS ASIA LTD.
C/O K-TRONIK N.A., INC.
290 Vincent Avenue
3rd Floor,
Hackensack, New Jersey 07601
Tel: (201) 488-4600
Fax: (201) 488-8480

December 15, 2004

FINE TECH CO., LTD.
284-18 Eunhaeng-Dong, Shiheung-Si
Kyunggi-Do, South Korea

Attention: Mr. Kyu-Ho Shim , President

Dear Mr. Shim:

Re:	Sale of all assets of K-Troniks Asia Ltd. ("K-TRONIK") to FineTech Co., Ltd. (“FINETECH”)

This agreement (the "Agreement") sets forth the terms and conditions of our agreement whereby FINETECH will acquire K-TRONIK’s right, title and interest in and to all fixed assets of K-Troniks Asia Ltd. (the "Assets") for a consideration of Two Hundred and Sixty Thousand ($260,000) Dollars USD.

In consideration of payment of the said purchase price and for other good and valuable consideration, the parties hereto agree as follows:

1.	REPRESENTATIONS AND WARRANTIES

1.1	K-TRONIK represents and warrants to FINETECH that:

(a)	K-TRONIK is a valid and subsisting corporation duly incorporated and in good standing under the laws of the Korea;

(b)	this Agreement has been or will be authorized by all necessary corporate action on the part of K-TRONIK and its shareholder;

(c)	K-TRONIK beneficially owns any and all rights to the Assets, free and clear of all liens and encumbrances;

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(d)	K-TRONIK has due and sufficient right and authority to enter into this Agreement and this Agreement has been or will be authorized by all necessary action on its part;

2.	PURCHASE AND SALE

2.1
K-TRONIK hereby agrees to sell to FINETECH and FINETECH hereby agrees to purchase from K-TRONIK the beneficial right, title and interest in and to the Assets in consideration payment of the purchase price of Two Hundred and Sixty Thousand ($260,000) Dollars USD.

2.2	K-TRONIK shall direct that the purchase price be utilized to reduce the payables of K-TRONIK to FINETECH.

3.	RIGHTS AND OBLIGATIONS OF THE PARTIES

3.1	Upon execution of this Agreement, K-TRONIK shall take all reasonable steps to:

(a)	gain, prior to Closing, such approvals to this Agreement as may be required from its shareholders and directors and from regulatory and statutory authorities having jurisdiction;

(b)
provide to FINETECH, any and all reasonably requested agreements, documents, records, data and files (in written or electronic form) relating to the Assets which are in the care, control and possession of K-TRONIK.

4.	CONDITIONS OF CLOSING AND FORMAL AGREEMENT

4.1
The parties agree that this Agreement incorporates all of the essential terms of their agreement and that it shall be binding upon them and unless required by the regulatory bodies, no other formal agreement evidencing the transaction herein shall be executed and all prior understanding and agreements, whether verbal or written, shall be superseded by the terms of this Agreement.

4.2	The Closing of this transaction is conditional upon the following :

(a)	approval of the Securities and Exchange Commission and regulatory bodies having jurisdiction;
(b)	approval of the shareholders and directors of FINETECH, and K-TRONIK;
(c)	no event of termination hereafter set out has occurred prior to the Closing.

4.3	This Agreement shall terminate effective immediately in the event a party to this

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Agreement (a) files a voluntary petition in bankruptcy; (b) is adjudged bankrupt; (c) a court assumes jurisdiction of the assets of a party under a federal reorganization act; (d) a trustee or receiver is appointed by a court for all or a substantial portion of the assets of a party; (e) becomes insolvent or suspends its business; (f) makes an assignment of its assets for the benefit of its creditors, except as required in the ordinary course of business.

5.	CLOSING

5.1
The closing of the purchase of the Assets (the "Closing") shall occur on or before December 31, 2004 or within 2 days of the date of any required regulatory approval being granted, unless otherwise agreed to by K-TRONIK and FINETECH.

6.	MISCELLANEOUS

6.1
Any notice to be required or permitted hereunder will be in writing and sent by delivery, facsimile transmission, or prepaid registered mail addressed to the party entitled to receive the same, or delivered to such party at the address specified above, or to such other address as either party may give to the other for that purpose. The date of receipt of any notice, demand or other communication hereunder will be the date of delivery if delivered, the date of transmission if sent by facsimile, or, if given by registered mail as aforesaid, will be the date on which the notice, demand or other communication is actually received by the addressee.

6.2	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, successors and permitted assigns.

6.3	Each of the parties hereto agrees that it shall be responsible for its own legal expenses and disbursements relating to this Agreement and the negotiation and preparation of any further agreements.

6.4	This Agreement shall be interpreted and construed in accordance with the laws of the State of New Jersey and the parties agree to attorn to the courts thereof.

6.5	All dollar figures in this Agreement are given in valid currency of the United States of America.

6.6	This Agreement may be executed by facsimile and in counterpart.

6.7	All amendments to this Agreement must be in writing and signed by all of the parties hereto.

6.8	The interests, rights and obligations of the parties herein may not be assigned, sold, transferred or otherwise conveyed without the express written consent of the parties

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hereto.

6.9	All parties have been advised to seek independent legal advice with respect to applicable securities, tax and other laws, statutes and regulations and with respect to their review of this Agreement.

If the above terms and conditions accurately record your understanding of our agreement, please so acknowledge by signing a copy of this Agreement in the space provided below turning the same to us at your earliest convenience. Upon your execution thereof, this Agreement will constitute a legal and binding agreement subject to its terms.

Yours truly,

K-TRONIKS ASIA LTD.

Per:________________________
Authorized Signatory
I have the authority to bind the corporation

FINE TECH CO., LTD.

Per:____________________________
Authorized Signatory
I have the authority to bind the corporation

The terms of the Agreement above are hereby read, understood, acknowledged, accepted and consented to (should such consent by required) by the undersigned effective the 15th day of December, 2004.

K-TRONIK N.A., INC.

Per: /s/ Robert Kim
Robert Kim
Authorized Signatory
I have the authority to bind the corporation

K-TRONIK INTERNATIONAL CORP.

Per: /s/ Robert Kim
Robert Kim
Authorized Signatory
I have the authority to bind the corporation